Exhibit 99.1

CallWave, Inc.

Media Inquiries:

Breakaway Communications

Patty Oien

callwave@breakawaycom.com

415-358-2482

Investor Inquiries:

Financial Profiles, Inc.:

Moira Conlon / Brandi Floberg

Callwave@finprofiles.com

310-277-4711

CallWave Acquires WebMessenger

SAN FRANCISCO, Calif. — August 6, 2008 — CallWave, Inc. (Nasdaq: CALL), a leading provider of Internet and mobile-based unified communications solutions, today announced that it has acquired WebMessenger, Inc., a privately held enterprise mobile messaging software and services company, for $9.0 million in cash.

WebMessenger provides secure enterprise real-time messaging and presence solutions that enable desktop collaboration with Blackberry, Windows Mobile S60, iPhone and Palm smartphone devices.

“We’re on track to launch FUZE in the current quarter,” said Jeff Cavins, Chief Executive Officer of CallWave. “We will integrate WebMessenger’s technology into FUZE to enhance our competitive position among unified communications solutions providers.”

“This is a great opportunity for WebMessenger as a company and for our products,” said Joe Naylor, President of WebMessenger. “Being a part of CallWave will provide greater strength and stability, enabling us to take our technology further into the market.”

About WebMessenger

WebMessenger is an enterprise mobile messaging software and services company, that provides mobile real-time messaging, presence, and collaboration products designed for enterprises and professionals on-the-go. WebMessenger’s offerings are platform independent and are compatible with all leading IM networks, mobile devices and platforms. Founded in 1993, WebMessenger is headquartered in Los Angeles and maintains a fully-owned subsidiary in Sofia, Bulgaria, with a total of approximately 42 employees.

About CallWave, Inc.

CallWave develops unified communication applications, which allow today’s mobile professional to communicate, collaborate and conference from anywhere and from any device. CallWave’s FUZE enables mobile and desktop high-definition synchronized video collaboration with high-definition audio conferencing, local and international Internet calling, Internet fax, SMS, secure instant messaging, and more.

CallWave, Inc.

Founded in 1998, CallWave is a publicly traded (NASDAQ:CALL) company headquartered in San Francisco, Calif. Please visit: www.callwave.com.

This press release may contain certain statements of a forward-looking nature. Such statements are made pursuant to the “forward-looking statements” and “safe harbor” provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange of 1934, as amended. The statements contained herein which are not historical facts are considered forward-looking statements under federal securities laws. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The Company has no obligation to update such forward-looking statements. Actual results may vary significantly from these forward-looking statements.

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